Exhibit 10.3

January 23, 2017

Pantelis Alexopoulos

Dear Pantelis,
This letter agreement (this “Agreement”) sets forth the terms and conditions of your separation from Marvell Semiconductor, Inc., a California corporation, and any affiliate thereof (individually and collectively, the “Company”). You should consult with your own attorney prior to signing this Agreement.
In exchange for valuable consideration given to you by the Company, the receipt and adequacy of which you hereby acknowledge, you hereby accept and agree to the following terms and conditions of your separation from the Company:

1.
SEPARATION. You will remain an employee of the Company through your resignation date of April 30, 2017 (referred to as the “Separation Date”). You agree to execute the Termination Certificate attached to this Agreement as Exhibit A on the Separation Date. You agree to execute the Bridge Release attached to this Agreement as Exhibit C no earlier than the Separation Date and no later than 7 days following your Separation Date.

2.
FINAL PAYMENTS. On the Separation Date, the Company will pay you your final paycheck, which will include all wages due and owing through the Separation Date, as well as payment for any accrued, unused flexible time off (“FTO”), i.e., vacation pay, earned through the Separation Date, subject to standard deductions and withholdings. You are entitled to, and will be paid, all wages due and owing, as well as payment for accrued, unused FTO, upon the termination of your employment, regardless of whether you sign this Agreement.

3.
SEPARATION BENEFITS. Provided that you continue to perform your duties through the Separation Date and are not terminated for Cause (as defined below) prior to the Separation Date, the Company shall provide you with the following special separation benefits (collectively, “Separation Benefits”):

a.	You will continue to receive your base salary through the Separation Date (“Salary Continuation”);

b.
The Company will pay you a separation payment in the amount of $400,000, which is the equivalent of one year of base salary, and a lump sum cash payment of $300,000, which is the equivalent for your target annual bonus for fiscal year 2018, and a lump sum cash payment of $240,000, which is in lieu of your incentive compensation bonus for fiscal year 2017 (collectively, the “Separation Payment”). The Separation Payment is payable within 30 business days after your Separation Date and will be subject to applicable tax withholding;

c.
The Company will pay you a lump sum cash payment of $22,700, which is the equivalent of the value of twelve (12) months’ premium for continuation of coverage under the Marvell Semiconductor Medical, Dental and Vision Plans for you and your dependents (“COBRA Lump Sum”). You are not required to elect continuation of coverage to receive this benefit. The COBRA Lump Sum is payable within 30 business days after your Separation Date and will subject to applicable tax withholding.

d.
For purposes of this Section 3, “Cause” means : (A) an act of material dishonesty in connection with your job responsibilities; (B) conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or moral turpitude; (C) gross misconduct; (D) willful unauthorized use or disclosure of any proprietary information or trade secrets of the Company or Marvell Technology Group Ltd. (“Marvell”); (E) willful breach of any obligations under any written agreement with the Company or Marvell that is not cured within 10 days after your receipt of written notice from the Company specifying the breach; (F) willful refusal to cooperate in good faith with a governmental or internal investigation of the Company, Marvell or their directors, officers or employees, if the Company or Marvell has requested your cooperation.

e.
Should Marvell terminate Alexopoulos’ employment for cause, and/or refuses to pay Alexopoulos any of the payments set forth above in paragraph 3, Alexopoulos may seek to enforce his rights under this agreement and to obtain the above payments. In any such action the prevailing party is entitled to reasonable attorney’s fees and costs.

4.
CONSULTING SERVICES. The Company desires to utilize your experience and knowledge following the Separation Date by establishing a consulting relationship with you pursuant to a Consulting Agreement between you and MSI in the form attached hereto as Exhibit D (the “Consulting Agreement”).

5.
EQUITY. You were previously granted certain options to acquire shares of Common Stock of the Company’s parent corporation, Marvell Technology Group Ltd., a Bermuda corporation (the “Parent”), as well as Restricted Stock Units (“RSU’s”) and performance shares (the stock option, performance shares and RSU grants are referred to collectively as the “Grant”). A detailed description of your Grant, reflecting vesting information as of January 23, 2017, is set forth in the Closing Statement attached to this Agreement as Exhibit B. As of the Separation Date, you shall cease to vest in any shares of Common Stock, options and RSU’s under the Grant. On or after the Separation Date, you will receive an updated Closing Statement reflecting vesting information though the Separation Date. As of the Separation Date, all unvested shares under the Grant will be cancelled.

6.
ESPP CONTRIBUTIONS. On the Separation Date, you will be refunded all contributions made by you (if any) during the current enrollment period to the Company 2000 Employee Stock Purchase Plan (“ESPP”). Your ESPP reimbursement will be included in the final paycheck. You agree that as of the Separation Date, you will no longer be eligible to participate in the ESPP.

7.
HEALTH INSURANCE. If you are currently participating in the Company's group health insurance plans, these plans will cease as of the last day of the month in which your employment terminates. Thereafter, you are entitled to continue to participate in these programs through COBRA provided that you properly elect to continue your health insurance benefits under COBRA and pay the COBRA premiums. You will be provided with a separate notice of your COBRA rights

8.
EXPENSE REIMBURSEMENTS. You agree to submit any final business expenses for reimbursement as soon as possible, but no later than May 30, 2017. Any outstanding expense reimbursements will be made to you within 30 days of this Agreement. You covenant and agree not to incur any further expenses or out of pocket charges on behalf of the Company after the date of this letter.

9.
OTHER COMPENSATION AND BENEFITS. Except as expressly provided for in this Agreement, you will not receive (nor are you entitled to receive) any other salary, bonuses, vacation or other paid leave, stock options, RSUs, or any other compensation or benefits of any kind. You are not eligible for, and you will not receive, any further bonus or other incentive compensation. You acknowledge that, except as expressly set forth in this Agreement, you are not entitled to receive any severance or separation benefits. You understand and agree that the payments and benefits to be provided to you pursuant to this Agreement substantially exceed the benefits to which you would be entitled in the absence of this Agreement and no other compensation is owed to you except as provided herein.

10.
GENERAL RELEASE. You and your representatives completely release the Company, its affiliated, related, sibling, parent and subsidiary companies, and their present and former directors, officers, employees and insurers (collectively, the “Released Parties”) from all claims of any kind, known and unknown, that you had in the past or now have against the Released Parties through the date you sign this Agreement (except for claims arising out of this Agreement). Without limitation, this full waiver and release includes all claims for compensation of any kind, and all claims arising from your employment with the Company, the termination of your employment, and/or the events leading up to the termination of your employment, and the terms of the Grant or its cancellation, whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction (collectively, the “Released Claims”). By way of example and not in limitation, the Released Claims shall include any claims arising under section 806 of the Sarbanes-Oxley Act of 2002 (“Civil Whistle Blower Provisions”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit and Protection Act, the Family and Medical Leave Act, the California Labor Code, the California Family Rights Act and the California Fair Employment and Housing Act, as well as any claims asserting wrongful termination, discrimination, retaliation, harassment, breach of contract, breach of the covenant of good faith and fair dealing, all claims related to the return or recovery of any personal property allegedly remaining with or left at the Company, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, and defamation, provided, however, that you are not releasing any claims to challenge the validity of this release under the Age Discrimination in Employment Act, any claims that arise after you sign this Agreement, or any claims that you cannot waive by operation of law. Additionally, nothing in this Agreement precludes you from filing a charge or complaint with or participating in any investigation or proceeding before any federal or state agency, including the Equal Employment Opportunity Commission (“EEOC”). However, while you may file a charge and participate in any proceeding conducted by a state or federal agency, by signing this Agreement, you waive your right to bring a lawsuit against the Released Parties and waive your right to individual monetary recovery in any action or lawsuit initiated by the EEOC or any federal or state agency.

11.
SECTION 1542 WAIVER. You understand and further agree that because this release specifically covers all known and unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the released claims as described in Sections 9 and 17, you waive your rights under California Civil Code section 1542, which states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
You knowingly and voluntarily hereby expressly waive and relinquish all rights and benefits that you may now have, or in the future may have, under section 1542 of the California Civil Code and any law of any jurisdiction of similar effect with respect to your release of any claims, including unknown claims, you may have against the Released Parties. Notwithstanding the above, this Agreement is not waiving (a) claims relating to the validity of this Agreement; (b) claims which are not legally waiveable; (c) claims for coverage under any D&O or other similar insurance policy or (d) claims for indemnification under any statute or agreement with the Company.

12.
COVENANT NOT TO SUE. You also agree not to initiate or cause to be initiated against any of the Released Parties any lawsuit or proceedings of any kind concerning any events or claims that predate your signing this Agreement, subject to the limitations set forth in Section 9.

13.
LIMITATIONS ON AUTHORITY. You acknowledge and agree that you are no longer authorized to incur any expenses, obligations, or liabilities on behalf of the Company, or to enter into any contracts or arrangements on behalf of the Company in any manner with any third party.

14.
COMPANY PROPERTY AND PROPRIETARY INFORMATION. You hereby represent and warrant to the Company that you have returned to the Company all Company documents (and all copies thereof) and other Company property which you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including cellular telephones and laptop computers), credit cards, entry cards, and keys; and, any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof) (“Company Property”). You also acknowledge that the terms of the Confidential Information and Invention Assignment Agreement you signed as a condition of your employment with the Company shall remain in effect after your employment with the Company ends.

15.
NONDISPARAGEMENT. You understand and agree that as a condition of the benefits the Company has agreed to give you pursuant to this Agreement, you will not at any time disparage the Company, make any false or derogatory statements to any person or entity, including any media outlet, in any manner likely to be harmful to the Company, or to the personal or business reputation of the Company, its directors, shareholders, agents, and employees. Nothing in this section shall prohibit you from providing truthful information in response to a subpoena or other legal process.

16.
CONFIDENTIALITY. You understand and agree to hold the provisions of this Agreement in strictest confidence as a condition of the benefits, and you agree not to publicize or disclose the terms of this Agreement in any manner whatsoever; provided, however, that you may disclose this Agreement to: (a) your spouse or domestic partner; (b) your attorney, accountant, or financial advisor; or (c) insofar as disclosure may be necessary to enforce its terms or as required by law.

17.
VOLUNTARY AND KNOWING RELEASE. You expressly understand and acknowledge that among the various rights and claims being waived and released by you are any and all claims arising under the Age Discrimination in Employment Act of 1967, as amended, the California Fair Employment and Housing Act, and any federal, state, or local discrimination, employment or other laws. By your signature below, you acknowledge each of the following:

(a) that you have read and understood this Agreement;
(b) that you fully understand the Agreement’s contents and legal effect, and that you understand that by signing this Agreement you are giving up any legal claims you have against Marvell;
(c) that you have been given a period of at least twenty-one (21) days to consider this Agreement;
(d) that you have been advised to consult with your own attorney prior to signing this Agreement, and that you obtained such advice or have voluntarily declined to seek such counsel;

(e) that you have chosen to enter into this Agreement freely, without coercion and based upon your own judgment and not in reliance upon any promises made by the Company other than those contained in this Agreement; and
(f) that you may revoke the Agreement by delivering a written notice of revocation to me, no later than the seventh day after you sign the Agreement.

18.
EFFECTIVE DATE. For all purposes, this Agreement shall become effective on the eighth day after you execute the Agreement so long as you have not revoked the Agreement in accordance with Section 17(f) (“Effective Date”).

19.
ENTIRE AGREEMENT. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the subject matter hereof. The Agreement is executed without reliance upon any promise, warranty or representation, written or oral, by any party or any representative of any party other than those expressly contained herein and it supersedes any other such promises, warranties or representations. You acknowledge that you have carefully read this Agreement, have been afforded the opportunity to be advised of its meaning and consequences by an attorney, and signed the same of your own free will. This Agreement may not be amended or modified except in writing signed by both you and the Company’s Chief Legal Officer. Each party will bear its own costs or fees incurred in connection with the making of this Agreement.

20.
APPLICABLE LAW. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. Any action brought to enforce this Agreement, and any action arising out of, in connection with, or relating to this Agreement, shall be subject to the exclusive jurisdiction of the state and federal courts located in the Northern District of California. Both parties waive the right to a jury trial in any such action, and each party shall bear the costs and fees it incurs in any such action.

21.
SEVERABILITY. If a court of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and the provisions hereof shall be unimpaired. Such court will have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

22.
SUCCESSORS AND ASSIGNS. This Agreement shall bind the heirs, personal representatives, successors, assigns, executors, and administrators of each party, and inures to the benefit of each party, its or his/her heirs, successors and assigns. However, because of the unique and personal nature of your duties under this Agreement, you agree that you may not delegate the performance of your duties under this Agreement.

If this Agreement is acceptable to you, please sign and return it to Mitchell Gaynor no later than 21 days from today.
Sincerely,

Marvell Semiconductor, Inc.

By: /s/ Mitchell Gaynor
Mitchell Gaynor
Executive Vice President, Chief Legal Officer and Secretary

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Agreed:

/s/ Pantelis Alexopoulos
Pantelis Alexopoulos

Date:    1/23/2017

EXHIBIT A
TERMINATION CERTIFICATE
This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, marketing materials, sales materials, customer lists, other documents or property, or reproductions of any aforementioned items belonging to Marvell Technology Group Ltd. family of companies, including the subsidiary or affiliate with which I am employed, Marvell Semiconductor, Inc. (“MSI”), (collectively referred hereto as the “Company”).
Additionally, I specifically certify that I have not discussed with nor delivered or disclosed to any other person or entity any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, marketing materials, sales materials, customer lists, other documents or property, or reproductions of any aforementioned items belonging to the Company.
I acknowledge that while employed with MSI I had access to certain information related to the Company’s various business relationships and marketing strategies. This information includes among other things, information pertaining to the Company’s joint product development efforts and marketing plans for new product introductions. I acknowledge that any release of this information by me to a subsequent employer or to any other person or entity is specifically prohibited even after my separation from the Company.
I further certify that I have complied and will comply with all the terms of the New-Hire Employee Agreement (“the Agreement”) executed by me in connection with commencement of my employment with MSI. I also confirm, in compliance with the Agreement, that for twelve (12) months from this date, I will not either directly or indirectly solicit, induce, recruit, or encourage any of the Company’s employees, contract employees, or consultants to leave their work, or take away such employees, contract employees, or consultants, or attempt to solicit, induce, recruit, encourage or take away employees, contract employees, or consultants of the Company, either for myself or for any other person or entity. I also agree that, in compliance with the Agreement, I will preserve as confidential and will not discuss with or deliver to a subsequent employer or to any other person or entity any Confidential Information (as that term is defined in the Agreement between the Company and me), including without limitation any trade secrets, confidential knowledge, data, or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, marketing plans, sales plans, financial information, or other subject matter pertaining to any business of the Company, any of its employees, clients, consultants, licensees.
I also agree that, in compliance with the Agreement, that all disputes arising out of or in any way related to my employment with MSI or the termination of my employment, including claims for breach of contract (including the Agreement), discrimination, harassment, wrongful termination, or violation of federal, state or local statute, shall be resolved through final, binding arbitration as provided in Exhibit E of the Agreement.

Date:
Pantelis Alexopoulos

EXHIBIT B

[CLOSING STATEMENT - STOCK OPTION / RSU GRANTS]

EXHIBIT C

BRIDGE RELEASE

In exchange for the benefits provided to me by Marvell Semiconductor, Inc. (the “Company”) as set forth in the Letter dated January 23, 2017 (the “Separation Agreement”), I, Pantelis Alexopoulos, agree to the following Complete Release of All Claims up to and including the date I sign below (“Bridge Release”):

1.
GENERAL RELEASE. You and your representatives completely release the Company, its affiliated, related, sibling, parent and subsidiary companies, and their present and former directors, officers, employees and insurers (collectively, the “Released Parties”) from all claims of any kind, known and unknown, that you had in the past or now have against the Released Parties through the date you sign this Bridge Release (except for claims arising out of the Separation Agreement and this Bridge Release). Without limitation, this full waiver and release includes all claims for compensation of any kind, and all claims arising from your employment with the Company, the termination of your employment, and/or the events leading up to the termination of your employment, and the terms of the Grant or its cancellation, whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction (collectively, the “Released Claims”). By way of example and not in limitation, the Released Claims shall include any claims arising under Section 806 of the Sarbanes-Oxley Act of 2002 (“Civil Whistle Blower Provisions”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit and Protection Act, the Family and Medical Leave Act, the California Labor Code, the California Family Rights Act, and the California Fair Employment and Housing Act, as well as any claims asserting wrongful termination, discrimination, retaliation, harassment, breach of contract, breach of the covenant of good faith and fair dealing, all claims related to the return or recovery of any personal property allegedly remaining with or left at the Company, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, and defamation, provided, however, that you are not releasing any claims to challenge the validity of this release under the Age Discrimination in Employment Act, any claims brought before the EDD, any claims that arise after you sign this Bridge Release, or any claims that you cannot waive by operation of law. Not withstanding the above, this Agreement is not waiving (a) claims relating to the validity of this Agreement; (b) claims which are not legally waiveable; (c) claims for coverage under any D&O or other similar insurance policy or (d) claims for indemnification under any statute or agreement with the Company.

2.
SECTION 1542 WAIVER. You further agree that because this release specifically covers known and unknown claims, you waive your rights under Section 1542 of the California Civil Code, which states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
You hereby expressly waive and relinquish all rights and benefits under Section 1542 of the California Civil Code and any law of any jurisdiction of similar effect with respect to your release of any claims, including unknown claims, you may have against the Released Parties.

3.	VOLUNTARY AND KNOWING RELEASE. By your signature below, you acknowledge each of the following:
(a) that you have read this Bridge Release;
(b) that you fully understand the Bridge Release’s contents and legal effect, and that you understand that by signing this Bridge Release you are giving up any legal claims you have against Marvell;
(c) that you have been given a period of at least twenty-one (21) days to consider this Bridge Release;
(d) that you have been advised to consult with your own attorney prior to signing this Bridge Release, and that you obtained such advice or have voluntarily declined to seek such counsel;
(e) that you have chosen to enter into this Bridge Release freely, without coercion and based upon your own judgment and not in reliance upon any promises made by the Company other than those contained in this Bridge Release; and

4.
ENTIRE AGREEMENT. This Bridge Release and the Separation Agreement, constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the subject matter hereof. The Bridge Release is executed without reliance upon any promise, warranty or representation, written or oral, by any party or any representative of any party other than those expressly contained in the Separation Agreement and it supersedes any other such promises, warranties or representations. You acknowledge that you have carefully read this Bridge Release, have been afforded the opportunity to be advised of its meaning and consequences by an attorney, and signed the same of your own free will. This Bridge Release may not be amended or modified except in writing signed by both you and the Company’s Chief Legal Officer. Each party will bear its own costs or fees incurred in connection with the making of this Bridge Release.

5.
APPLICABLE LAW. This Bridge Release shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. Any action brought to enforce this Bridge Release, and any action arising out of, in connection with, or relating to this Bridge Release, shall be subject to the exclusive jurisdiction of the state and federal courts located in the Northern District of California. Both parties waive the right to a jury trial in any such action, and each party shall bear the costs and fees it incurs in any such action.

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

___________________________
Pantelis Alexopoulos

Date:    ______________________

EXHIBIT D
CONSULTING AGREEMENT

This Consulting Agreement (this "Agreement") is entered into effective as of the date of the last signature on the signature page (the "Effective Date"), between Marvell Semiconductor, Inc., a California corporation located at 5488 Marvell Lane, Santa Clara, CA 95054 ("Marvell"); and Pantelis Alexopoulos with an address at [address] ("Consultant").
Marvell and Consultant desire that Consultant perform the Services and to provide the Work Product as defined and according to the terms and conditions set forth herein.

1.    DEFINITIONS

1.1    “Confidential Information” means (a) any and all information, knowledge, data, and all other content and materials disclosed or provided by a party, or obtained by, or accessible to, the other party in the course of performing this Agreement, including without limitation, the following: (1) trade secrets, drawings, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, software source documents, works of authorship, know-how, improvements, discoveries, developments, designs, and techniques, and all other work product; (2) information, concepts or ideas regarding plans for research, development, new service offerings and/or products, marketing, advertising and selling, distribution, business plans, business forecasts, budgets and unpublished financial statements, licenses, prices and costs, suppliers, customers, or distribution arrangements; and (3)  information regarding the skills and compensation of employees, consultants, agents, and/or independent contractors; (b) the Work Product, reports and other documentation prepared by either party pursuant to this Agreement; (c) the terms, conditions and existence of this Agreement; and (d) all proprietary or confidential information of any third party disclosed by Marvell to Consultant with obligations of confidentiality, in each case whether spoken, printed, electronic or in any other form or medium.
1.2    “Consultant Background Material” means pre-existing portions of the Work Product provided by Consultant as Consultant Background Material, and all Intellectual Property Rights therein.

1.3    Intentionally left blank.

1.4    “Intellectual Property Rights” means all current and future worldwide patents and other patent rights, utility models, copyrights, topography or semiconductor mask work rights, trademarks, applications for any of the foregoing, trade secret rights, moral rights, unregistered design rights, rights to know-how, inventions, algorithms and all other intellectual property rights and the related documentation or other tangible expression thereof, whether registered or unregistered, whether arising under the laws of the United States or any other state, country or jurisdiction, now or hereafter existing.

1.5    “Marvell Material” means any items provided by Marvell, including but not limited to provided or made available to Consultant pursuant to this Agreement and all related Intellectual Property Rights. Marvell Material shall include any derivatives, improvements or modifications thereto or thereof and any related Intellectual Property Rights.

1.6    Services” means all of the consulting services to be provided by Consultant to Marvell pursuant to this Agreement, including all services to deliver the Work Product.

1.7    “Statement of Work” (“SOW”) means one or more SOWs executed by the parties, attached to this Agreement as Exhibit A, and hereby incorporated by reference.

1.8    “Work Product” means any work product generated or created by Consultant in connection with the scope of work set forth in an SOW or which contribute or which relates in any way to Marvell Material pursuant to an SOW.

2.    SERVICES

2.1    Consultant agrees to provide the Services set forth in the SOW on a non-exclusive basis as an independent contractor and according to the terms and conditions of this Agreement. Consultant, and not Marvell, shall have control over the method, manner, and means of Consultant’s performance of the Services, subject to the express provisions of this Agreement.

2.2    Unless otherwise provided by Marvell, Consultant will furnish, at its own expense, the equipment, supplies and other materials used to perform the Services.

2.3    Compliance with Marvell Security Policies. To the extent Consultant performs any Services on Marvell's premises or uses Marvell's equipment, Consultant will comply with all applicable policies of the Marvell relating to business and office conduct, health and safety and use of the Marvell's facilities, supplies, information technology, equipment, networks, security policies, and other resources.

3.    FEES, EXPENSES, AND TAXES

3.1    Fees. Marvell will pay to Consultant the retainer fee specified in the SOW. Payment will be made in U.S. dollars.

3.2     Invoice. Consultant will invoice Marvell for the fees set forth in the SOW monthly in advance of provision of the Services. Subject to the terms and conditions hereof, Marvell will pay to Consultant the amount of such invoice within thirty (30) days after receipt of such invoice. .

3.3    Marvell Purchase Order and Additional Fees Requirements. Marvell will issue a purchase order on or prior to the effective date of the applicable SOW covering the total fees specified in such SOW.

3.4    Expenses. The parties do not anticipate that there will be any out-of-pocket expenses incurred by Consultant in connection with the performance of the Services. Accordingly, unless set forth otherwise in the SOW, or otherwise pre-approved by Marvell, Marvell will have no obligation to reimburse Consultant for any expenses incurred in connection with this Agreement.

3.5    Maximum Aggregate Fees. Intentionally omitted.

3.6    Taxes. All applicable taxes including sales tax, use tax, or other similar taxes and charges shall be stated separately on the Consultant’s invoice, Marvell will not be responsible for paying any amount unless such amounts are expressly specified on the invoice.  Marvell will withhold taxes on payments made to Consultant under this Agreement if such withholding is required by law, and remit to Consultant only the net proceeds thereof.  Marvell will remit any such taxes withheld to the appropriate government authority and will provide Consultant with properly executed certificates, receipts, or other documentation as evidence of Marvell's remittance of such taxes to such government authority.

4.    STATUS AS INDEPENDENT CONTRACTOR

4.1    Consultant is an independent contractor and not an employee of Marvell, and this Agreement shall not be construed to create any association, partnership, joint venture, employee or agency relationship between the parties for any purpose. Consultant acknowledges that Consultant has no authority to enter into any contract on behalf of Marvell, and Consultant agrees not to enter into any such contract, or incur any liability, on behalf of Marvell.

4.2    Consultant will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits or in any other fringe benefits or benefit plans offered by the Marvell to its employees.

5.    OWNERSHIP AND LICENSE

5.1    Ownership by Marvell. Consultants agrees that the Work Product is deemed a "work made for hire" for Marvell as defined in 17 U.S.C. § 101. Marvell shall own all right, title, and interest in the Marvell Technology and the Work Product, all derivatives, improvements or modifications thereof, and all Intellectual Property Rights therein, subject to Consultant’s underlying ownership of Consultant Background Material. Consultant shall make full and prompt disclosure to the Marvell of any inventions or processes, made or conceived by Consultant alone or with others during the Term, whether or not such inventions or processes are patentable or protected as trade secrets and whether or not such inventions or processes are made or conceived during normal working hours or on the premises of the Marvell, and Consultant irrevocably transfers, conveys and assigns to Marvell all of its right, title, and interest therein. Consultant will execute such documents, render such assistance, and take such other action as Marvell may reasonably request, at Marvell's expense, to apply for, register, perfect, confirm, and protect Marvell's rights to the Marvell Technology, the Work Product, and any derivatives, improvements or modifications thereof, and all associated Intellectual Property Rights. If, for any reason, any of the Work Product does not constitute a "work made for hire," Consultant irrevocably assigns to the Marvell, in each case without additional consideration, all right, title and interest throughout the world in and to the Work Product, including all Intellectual Property Rights therein.

5.2    Any assignment of copyrights under this Agreement includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as "moral rights" (collectively, "Moral Rights"). Consultant irrevocably waives, to the extent permitted by applicable law, any and all claims it may now or hereafter have in any jurisdiction to any Moral Rights with respect to the Work Product.

5.3    Marvell as Attorney-in-Fact. In the event Marvell is unable, after reasonable effort, to obtain Consultant’s signature on any such documents covering the inventions assigned to Marvell above, then Consultant irrevocably designates and appoints Marvell and its duly authorized officers and agents as Consultant's agent and attorney-in-fact, to act for and in Consultant's behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Consultant. Consultant agrees that this power of attorney is coupled with an interest.

5.4    Ownership by Consultant. Consultant owns all right, title and interest in and to Consultant Background Material.
5.5    License. Consultant grants to Marvell a non-exclusive, worldwide, irrevocable, fully-paid, royalty-free, perpetual, license, with the right to sublicense and authorize the granting of further sublicenses, to use, make, have made, reproduce, create derivative works of, publicly perform, publicly display, export, import, offer to sell, sell, lease and otherwise distribute (through multiple ties of distribution) the Consultant Background Material in any medium or format, whether now known or later developed and all Intellectual Property Rights as it relates to the Work Product.

6.    CONFIDENTIALITY AND NON-PUBLICITY

6.1    Use and Disclosure. Consultant will not use the Confidential Information for any purpose other than performance of this Agreement, and will treat the Confidential Information with at least the degree of care that it treats its own confidential information.  Consultant will hold the Confidential Information in strict confidence.

6.2    Non-Confidential Information; Legal Disclosure. Consultant has no obligation with respect to information that: (a) was rightfully in its possession of or known to it without any obligation of confidentiality prior to receiving it from Marvell; (b) was publicly known and made generally available in the public domain prior to the time of disclosure; (c) is rightfully obtained by Consultant from a source other than Marvell without any obligation of confidentiality; or (d) is developed by or for Consultant without use of Marvell’s Confidential Information. Consultant may disclose Marvell’s Confidential Information to a court or other governmental authority to the extent that such disclosure is required by governmental order, subpoena, or by law (except to the extent Consultant’s compliance with the foregoing would cause it to violate a court order or other legal requirement); provided that it shall notify Marvell in writing of such required disclosure as soon as reasonably possible prior to such disclosure to enable Marvell to seek a protective order with respect to its Confidential Information.

6.3    Non-Publicity. Neither party will use the other party’s name in any publication, advertisement, or public announcement, nor otherwise disclose the results, existence, or content of this Agreement, without the other party’s prior written consent.

7.    WARRANTIES

7.1    Intentionally Left Blank.

7.2    Intentionally Left Blank.

7.3    All Services will be performed in a professional and workmanlike manner in accordance with standards in the industry for similar services.

7.4    Intentionally Left Blank.

7.5    Consultant will perform the Services in compliance with all applicable federal, state and local laws and regulations.

8.    Intentionally Left Blank.

9.    LIMITATION OF LIABILITY

OTHER THAN FOR AN ACT OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR IN CONNECTION WITH A BREACH OF SECTION 6 (CONFIDENTIALITY AND NON-PUBLICITY) OR SECTION 8 (INDEMNIFICATION), IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, PUNITIVE OR TORT DAMAGES OF ANY NATURE OR KIND WHATSOEVER, INCLUDING BUT NOT LIMITED TO LOST PROFITS, IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  IN NO EVENT WILL MARVELL’S

MAXIMUM AGGREGATE LIABILITY ARISING FROM THIS AGREEMENT EXCEED THE SUM PAID BY MARVELL FOR THE PARTICULAR SOW THAT IS SUBJECT TO THE CLAIM.

10.    INSURANCE

Intentionally left blank.

11.    TERM AND TERMINATION

11.1    Term. This Agreement will commence on the Effective Date and will remain in effect through December 15, 2017 except if terminated as set forth below.

11.2    Termination Either party may terminate this Agreement, effective upon written notice to the other party, in the event the other party materially breaches the Agreement, and such breach is incapable of cure, or with respect to a material breach capable of cure, it does not cure such breach within thirty (30) days after receipt of written notice of such breach. Marvell may terminate this Agreement if Alexopoulos disparages Marvell or its products, technology, strategy or employees to its employees, customers or potential customers, or willfully or unreasonably refuses to cooperate with Marvell in the performing or transitioning of his role as an employees between the Effective Date and April 30, 2017.

11.4    Obligations upon Termination. Upon expiration or termination of this Agreement for any reason, or at any other time upon the Marvell's written request, Consultant will promptly: (i) deliver to Marvell all Work Product and all hardware, software, tools, equipment or other materials provided for its use by the Marvell; (ii) deliver to Marvell all tangible documents and materials (and any copies) containing, reflecting, incorporating or based on the Confidential Information; (iii) permanently erase all of the Confidential Information from its computer systems; and (iv) certify in writing to the Marvell that it has complied with the requirements of this Section.

11.5    The following sections shall survive the termination or expiration of this Agreement: 1, 3-10, and 12-15.

12.    CONFLICTING OBLIGATIONS

12.1    Other Business Activities. Consultant may be engaged or employed in any other business, trade, profession or other activity while providing services to Marvell.

13.    COMPLIANCE WITH APPLICABLE LAWS

13.1    Compliance with Laws. Consultant warrants that it has obtained any and all consents, permits, licenses, and authorizations necessary for or in connection with providing the Services and Work Product to Marvell and that Consultant and its employees, consultants, and contractors have complied and shall comply with all applicable laws, rules, regulations, ordinances, and codes in performance of Services and provision of Work Product.

13.2    Export Controls. The parties shall take appropriate steps to ensure that the distribution and export/re-export of the Work Product will be in compliance with the laws, regulations, orders, or other restrictions of the U.S. Export Administration Regulations. Consultant will provide, upon Marvell’s Customs Department request, all necessary import and export related information regarding the Work Product to meet any applicable export or import regulation, including, without limitation, a statement of origin for all Work Product and applicable customs documentation for Work Product which is wholly or partially developed and/or packaged outside of the country of import.

13.3    Ethics. Consultant shall comply with the Marvell Supplier Code of Conduct, which can be found on the internet at www.marvell.com, under the heading “Investor Relations - Corporate Social Responsibility, which may be updated as appropriate. Consultant further agrees that it will not solicit, induce, or otherwise cause any employee or contractor of Marvell to violate Marvell's Code of Conduct.  Consultant represents and warrants that as of the Effective Date it has none of the following relationships:  (i) any relationship between Consultant and any officer, director and/or employee of Marvell; and (ii) any relationship between any officer or director of Consultant and any officer, director and/or employee of Marvell.

14.    NOTICES

When any notice is required or authorized hereunder, such notice will be given in writing by recognized physical delivery service or personal delivery addressed to the other party. Notices will be sent to the addresses set forth above. A copy of any notice provided to Marvell will be sent to: Marvell Semiconductor Inc., 5488 Marvell Lane, Santa Clara, California 95054, Attn: Legal Department. Either party may change the address for notice hereunder by providing the other party with ten (10) days written notice.

15.    MISCELLANEOUS

15.1    Assignment. Consultant will not assign or delegate its rights or obligations under this Agreement without the prior written consent of the other party. This Agreement will bind and inure to the benefit of the respective parties and their permitted successors and assigns.

15.2    Governing Law, Jurisdiction, and Venue. This Agreement (and the rights and obligations of the parties with respect to their relationship under this Agreement) shall be governed by and construed and enforced in accordance with the laws of the United States and State of California, excluding its conflict of laws rules to the extent such rules would apply the law of another jurisdiction. The parties consent to the jurisdiction of all federal and state courts in California, and agree that venue shall lie exclusively in Santa Clara County, California. The parties specifically disclaim the UN Conventions for the International Sale of Goods.

15.3    Waiver and Modification. Failure by either party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision. Any waiver, amendment or other modification of any provision of this Agreement will be effective only if in writing and signed by the parties.

15.4    Severability. If for any reason a court of competent jurisdiction finds any provision of this Agreement to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect.

15.5    Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement supersedes all prior written or oral agreements, communications, and understandings between the parties with respect to the subject matter hereof. This Agreement is executed in English and no translation of this Agreement will have any effect on its interpretation.

15.6    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. The parties agree that a facsimile or an electronic transmission of original signatures constitute and will be accepted as original signatures.

MARVELL:	CONSULTANT:
Marvell Semiconductor, Inc.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

EXHIBIT A TO CONSULTING AGREEMENT

STATEMENT OF WORK

This Statement of Work (“SOW”) is attached and incorporated by reference into the Consulting Agreement with an Effective Date of January __, 2017 (“Agreement”), by and between Marvell Semiconductor, Inc., ("Marvell") and Pantelis Alexopoulos ("Consultant"), and shall at all times be governed by the terms and conditions of such Agreement. Unless otherwise agreed in this SOW, capitalized terms will have the meanings given them in the Agreement.

1.    SCOPE OF RETAINED SERVICES.

1.1     Scope of Services: Consultant will provide the following Services during the period between May 15, 2017 and December 15, 2017:

As requested by Marvell’s Project Managers, Alexopoulos will provide advice, analysis, evaluation, and consultation regarding (i) the data storage industry, and (ii) Marvell’s technology, current and planned products and research and development efforts, customer engagements and relationships (including existing or proposed transactions and contracts), future business plans, and Marvell’s engineering organizations and personnel. Unless mutually agreed, Consultant will perform the Services remotely via electronic and telephonic means.

1.2     Intentionally Left Blank.

1.3    Project Managers. Marvell will designate the following Project Manager(s) to whom communications in regards to the Services and Work Product may be addressed: Matt Murphy, Dan Christman

2.    FEE

2.1    Retainer Fees. Consultant will receive a monthly retainer fee of $33,200 per month commencing May 15, 2017 (totaling $232,400 for the period May 15, 2017 - December 15, 2017 Term), which covers a maximum of twenty hours per week, not to exceed eight (8) hours per day. It is at the sole discretion of Consultant to provide the Services for more than twenty hours per week under this SOW.

The retainer fees will be invoiced monthly, in advance of provision of the Services. All fees are fixed for the term and will be due and payable upon termination of the Agreement or this SOW by Marvell for any reason other than termination pursuant to Section 11.2 of the Agreement.

2.3    Reimbursement of Expenses. Unless otherwise agreed in writing subsequent to the SOW Effective Date, Marvell shall have no obligation to reimburse Consultant for any expenses incurred in connection with this Statement of Work. If Marvell requests, and Consultant agrees, to travel to provide the Services, Marvell will reimburse Consultant for reasonable out-of-pocket actual expenses incurred in connection therewith.